RULE 10f-3 REPORTING FORM

Name of Adviser/Subadviser:  Loomis, Sayles &
Company, L.P.

Name of Fund:  LS Intermediate Duration Bond Fund


Total Net Assets of Fund:  $146,435,953.24

Issuer:  WELLS FARGO COMMERCIAL MORTGAGE
TRUST

Underwriter(s): See Attached

Affiliated Underwriter in the Syndicate:  Natixis

Date of Purchase:  3/18/16

Date of Offering:  3/18/16

Amount of Purchase :  $232,226.22

Purchase Price:  $102.9935

Commission or Spread: 0.00%


Check that all the following conditions have been met
(any exceptions should be discussed prior to commitment):

X	The securities are (i) part of an issue registered
under the Securities Act of 1933 (the "1933 Act") that is being offered to the public, (ii) part of an issue of government securities as defined under the Investment Company Act of 1940,
(iii)"municipal securities" as defined under the Securities Exchange Act of 1934, (iv) sold in an offering conducted under the laws of a country other than the United States subject to certain requirements, or (v) exempt from registration under Rules 144A of the 1933 Act.

	If the securities meet conditions (i), (ii), (iv) or
(v):

X	the issuer of such securities has
been in continuous operation for
not less than three years (including
operations of predecessors).




If the securities meet conditions (iii):

__	such securities are sufficiently
liquid that they can be sold at or
near their carrying value within a
reasonably short period of time and
are either subject to no greater than
moderate credit risk or, if the issuer
of the municipal securities (or the
entity supplying revenues or other
payments from which the issue is
to be paid) has been in continuous
operation for less than three years
(including any predecessors),
subject to a minimal or low amount
of credit risk (with determination
as to whether the issue of
municipal securities meeting the
preceding criteria having been
made by the investment
adviser/and or subadviser of the
relevant fund).


X	The securities were purchased prior to the end of
the first day of which any sales were made and the purchase price did not exceed the offering price
(or fourth day before termination, if a rights offering).

X	The underwriting was a firm commitment.

X	The commission, spread or profit was reasonable
and fair compared to that being received by others for underwriting similar securities during a comparable period of time.

X	The amount of the securities purchased by the
Fund, aggregated with purchases by any other investment company advised by the Fund's investment adviser or sub-adviser, and any purchases by another account with respect to which the investment adviser or sub-adviser exercised such investment discretion with respect to the purchase did not exceed 25% of the principal amount of the offering.

X	No underwriter which is an affiliate of the Fund's
adviser or sub-adviser was a direct or indirect participant in, or benefited directly or indirectly from the purchase.

X	The purchase was not part of a group sale (or part
of the institutional pot), or otherwise allocated to the account of an officer, director, member of an advisory board, investment adviser or employee of the Fund or affiliated person thereof.







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		Date: 3/31/16
  Include all purchases made by two or more funds which have the same investment adviser or sub-adviser.
  Special counting rules apply for Rule 144A offerings.





Exhibit 77O(iv)